EXHIBIT 99.1

Summer Infant Reports Third Quarter Results

Period Impacted by TRU Bankruptcy; Positive Outlook for Remainder of 2017

WOONSOCKET, R.I., Nov. 01, 2017 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal third quarter ended September 30, 2017.

“As was previously announced, the Company was negatively affected by the Toys ‘R’ Us bankruptcy filing this quarter, with revenue lighter than expected due to delayed shipments to Babies ‘R’ Us as well as ongoing weak monitor performance,” said Mark Messner, President and CEO. “In addition, it was necessary to take a $2.1 million charge to write-down certain receivables that were outstanding prior to the bankruptcy filing – impacting Summer Infant’s bottom line results. However, we currently do not anticipate post-bankruptcy-filing receivables from Toys ‘R’ Us to be at risk in the short term and are shipping product to this customer in a prudent and appropriate manner.

“Looking ahead, we expect fourth quarter shipments to be more positive – reflecting restocking of customer inventory as well as some exciting brand extensions and product introductions, including within the monitor space. We do not believe the third quarter is indicative of the progress we’ve made in streamlining our operations, bolstering the balance sheet, refocusing our channel strategy, and investing for growth, all of which we anticipate will positively impact our financial performance in the years to come.”

Third Quarter Results

Net sales for the three months ended September 30, 2017 were $43.1 million compared with $48.6 million for the three months ended October 1, 2016. Revenue declined approximately $2.3 million due to the impact of the Toys “R” Us (“TRU”) bankruptcy and related order delays, primarily due to a reduction in sales to Babies “R” Us, and was also negatively impacted by sluggish monitor sales. By contrast, initial orders for the fourth quarter indicate a more healthy level of sales activity, including Company shipments to TRU.

Gross profit for the third quarter of 2017 was $13.6 million compared with $15.5 million for the third quarter of 2016, and gross margin was 31.6% in fiscal 2017 versus 32.0% in the prior year, primarily due to higher inventory obsolescence and demurrage costs. Selling expenses fell to $3.1 million in the third quarter of 2017 versus $3.7 million in 2016, primarily due to lower sales and customer mix in cooperative advertisement. General and administrative expenses (G&A) were $10.5 million in fiscal 2017 versus $9.7 million in 2016, with the year-over-year increase primarily due to a $2.1 million bad debt charge recorded as a result of the TRU bankruptcy filing, partially offset by a $0.5 million reversal in compensation expense for the Company’s management incentive plan previously recorded during the three months ended July 1, 2017. G&A as a percent of sales rose to 24.4% from 20.1% in the prior-year period. Interest expense was $0.7 million in the third quarter of 2017 versus $0.6 million last year.

The Company reported a net loss of $1.2 million, or $(0.07) per share, in the third quarter of 2017 compared with net income of $0.2 million, or $0.01 per share, in the third quarter of 2016. Adjusted EBITDA for the third quarter was $2.6 million versus $2.8 million for the third quarter of 2016. Adjusted EBITDA for the third quarter of 2017 included $2.6 million in bank permitted add-back charges compared with $0.5 million for the third quarter of 2016.

Adjusted EBITDA is a non-GAAP metric. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of September 30, 2017, Summer Infant had approximately $0.8 million of cash and $49.5 million of debt compared with $1.0 million of cash and $46.9 million of debt on December 31, 2016. Inventory as of September 30, 2017 was $37.3 million compared with $36.1 million as of December 31, 2016.

Trade receivables at the end of the third quarter were $31.2 million compared with $34.1 million as of December 31, 2016. Accounts payable and accrued expenses were $31.8 million as of September 30, 2017 compared with $38.4 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, November 2, at 9:00 a.m. ET. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.
Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery, audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information
This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income and adjusted earnings per share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Non-GAAP adjusted net income/loss and adjusted earnings/loss per share exclude certain items, and the tax impact of these items, as detailed in the reconciliation table included in this release.  Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements and comply with the financial covenants of its loan agreements.  These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations regarding fourth quarter 2017 shipments, orders and product rollouts, the impact of the TRU bankruptcy on its business with Babies R Us in the fourth quarter 2017and into 2018, anticipated future growth and operating performance, and the impact of its brand strategy for 2017 and beyond. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Net sales	$43,134	$48,552	$143,053	$148,797
Cost of goods sold	29,502	33,026	96,816	101,344
Gross profit	$13,632	$15,526	$46,237	$47,453
General and administrative expenses(1)	10,536	9,735	30,060	30,469
Selling expense	3,117	3,667	11,248	11,484
Depreciation and amortization	1,023	1,127	3,120	3,443
Operating (loss)/income	$(1,044)	$997	$1,809	$2,057
Interest expense	748	633	2,206	1,901
(Loss)/income before taxes	$(1,792)	$364	$(397)	$156
Income tax (benefit)/provision	(549)	131	135	-
Net (loss)/income	$(1,243)	$233	$(532)	$156
(Loss)/income per diluted share	$(0.07)	$0.01	$(0.03)	$0.01

Shares used in fully diluted EPS	18,606,427	18,581,824	18,557,175	18,454,926

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Reconciliation of Adjusted EBITDA
Net (loss)/income (GAAP)	$(1,243)	$233	$(532)	$156
Plus: interest expense	748	633	2,206	1,901
Plus: (benefit)/provision for income taxes	(549)	131	135	-
Plus: depreciation and amortization	1,023	1,127	3,120	3,443
Plus: non-cash stock based compensation expense	101	176	375	394
Plus: permitted add-backs (a)	2,552	536	3,177	3,847
Adjusted EBITDA (Non-GAAP)	$2,632	$2,836	$8,481	$9,741

Reconciliation of Adjusted EPS
Net (loss)/income (GAAP)	$(1,243)	$233	$(532)	$156
Plus: permitted add-backs(a)	2,552	536	3,177	3,847
Tax impact of items impacting comparability(b)	(893)	(188)	(1,112)	(1,346)
Adjusted Net income (Non-GAAP)	$416	$581	$1,533	$2,657
Adjusted Earnings per diluted share (Non-GAAP)	$0.02	$0.03	$0.08	$0.14

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended September 30, 2017 include bad debt allowance $2,120 ($742 tax impact), special projects $113 ($40 tax impact), restructuring fees $113 ($40 tax impact), severance related fees $115 ($40 tax impact), and board fees $91 ($31 tax impact). Permitted add-backs for the three months ended October 1, 2016 include excess production costs $209 ($73 tax impact), special projects, primarily litigation fees $132 ($46 tax impact), board fees $101 ($35 tax impact), and restructuring fees $94 ($34 tax impact). Permitted add-backs for the nine months ended September 30, 2017 include bad debt allowance $2,120 ($742 tax impact), severance related costs $578 ($202 tax impact), board fees $278 ($97 tax impact), restructuring fees $238 ($84 tax impact), less a credit to special projects, primarily litigation fees ($37) ($13 tax impact). Permitted add-backs for the nine months ended October 1, 2016 include special projects, primarily litigation fees $2,408 ($843 tax impact), excess production costs $654 ($229 tax impact), board fees $368 ($129 tax impact), restructuring costs $318 ($111 tax impact), and severance related costs $99 ($34 tax impact). For comparison purposes, the permitted add-backs for the three month and nine month periods ended October 1, 2016 have been restated to conform to the definition of Adjusted EBITDA as set forth in the Company's credit facility as amended in February 2017.

(b) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	September 30, 2017	December 31, 2016
	(unaudited)

Cash and cash equivalents	$761	$999
Trade receivables, net	31,230	34,137
Inventory, net	37,344	36,140
Property and equipment, net	9,439	9,965
Intangible assets, net	14,237	14,813
Other assets	5,454	5,683
Total assets	$98,465	$101,737

Accounts payable	$25,111	$30,684
Accrued expenses	6,683	7,757
Current portion of long-term debt	4,500	4,500
Long term debt, less current portion (1)	43,930	41,206
Other long term liabilities	2,856	2,770
Total liabilities	83,080	86,917

Total stockholders’ equity	15,385	14,820
Total liabilities and stockholders’ equity	$98,465	$101,737

(1) Under new U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $1,032 and $1,242 of unamortized financing fees in the periods ending September 30, 2017 and December 31, 2016, respectively.